EXHIBIT 21.1

LIST OF SUBSIDIARIES

Wireless Facilities, Inc./Entel, a Delaware corporation

WFI de Mexico, S. de R.L. de C.V., a Mexican corporation

WFI do Brazil Tecnologia en Telecomunicaciones LTDA, a Brazilian commercial limited liability company

WFI UK Ltd., a United Kingdom corporation

Wireless Facilities International Limited, a United Kingdom corporation

WFI NMC LP, a Delaware limited partnership

WFI NMC Corp., a Delaware corporation

WFI Spain, S.L., a Spanish corporation

Wireless Facilities International Germany GmbH, a German corporation

Wireless Facilities Telekomunikasyon Servis Limited, a Turkish limited liability company

WFI Scandinavia AB, a Swedish corporation

WFI Asesoria En Telecommunicaciones Sociedad Civil, a Mexican corporation

WFI Asesoria En Administracion Sociedad Civil, a Mexican corporation

WFI Services de Mexico, S.A. de C.V., a Mexican corporation

WFI India Pvt. Ltd., an Indian corporation

Wireless Facilities International Hong Kong Limited, a Hong Kong corporation

Wireless Facilities International Singapore PTE LTD, a Singapore private company limited by shares

Posinet, Inc., a Delaware corporation

Secure Planet, Inc., a Delaware corporation

Suntech Systems, Inc., a Georgia corporation

Delmarva Systems Corporation, a Delaware corporation

Enco Systems, Inc., a Texas corporation

Enco Systems Partnership, Ltd., a Texas limited partnership

Horseshoe Merger Sub, Inc., a Delaware corporation

WFI Government Services, Inc., a Delaware corporation

Beijing WanFeng United Wireless Technology Consulting Co., Ltd., dba WFI China Ltd., a Chinese wholly foreign-owned enterprise